Exhibit 3.1

AMENDMENT TO BYLAWS

OF

WILLIS LEASE FINANCE CORPORATION

Article VII of the Bylaws of Willis Lease Finance Corporation is hereby amended and restated in full as follows:

“ARTICLE VII.

Indemnification

SECTION 7.01       Indemnification.  Subject to any limitation which may be contained in the Certificate of Incorporation and the other provisions of this Article VII, the Corporation shall to the full extent permitted by law, including, without limitation, Delaware General Corporation Law § 145, as such law or Section now exists or shall hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), indemnify any person who was, is or is threatened to be made a party, a named defendant or respondent to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, arbitral, administrative, or investigative, any appeal in such action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding, because such person is or was a director, officer employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including attorneys’ fees) actually incurred by such person in connection with such action, suit, or proceeding; provided, however, that, except as provided in Section 7.03 of this Article VII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if (i) such indemnification is expressly required to be made by law, (ii) the proceeding was expressly authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law or (iv) such indemnification is required to be made under subsection Section 7.03 of this Article VII.  The termination of any action, suit or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that an individual did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

SECTION 7.02       Expenses.  Subject to any limitation which may be contained in the Certificate of Incorporation, the Corporation shall, to the full extent permitted by law, including, without limitation, § 145 of the Delaware General Corporation Law, as such law or Section now exists or shall hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), pay or reimburse on a current basis the expenses incurred by any person described in Section 7.01 in connection with any such action, suit, or proceeding in advance of the final disposition thereof, if the Corporation has received (i) a written affirmation by the recipient of his good faith belief that he has met the standard of conduct necessary for indemnification under the Delaware General Corporation Law and (ii) a written undertaking by or on behalf of such director or officer to repay the amount paid or reimbursed if it is ultimately determined that he has not satisfied such standard of conduct or if indemnification is prohibited by law.

SECTION 7.03       Right of Indemnitee to Bring Suit.  If a claim under Sections 7.01 or 7.02 of this Article VII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  To the fullest extent permitted by law, if successful in whole or in part in any such suit, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit.  In any suit brought by the indemnitee to enforce a right to indemnification hereunder it shall be a defense that the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law.  Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.  In any suit brought by the indemnitee to enforce a right to indemnification hereunder, the burden of proving that the indemnitee is not entitled to be indemnified, under this Article VII or otherwise shall be on the Corporation.

SECTION 7.04       Other Rights and Remedies.  The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.  The rights provided in this Article VII shall be deemed to be provided by a contract between the Corporation and the individuals who serve in the capacities described in Section 7.01 at any time while these bylaws are in effect, and no repeal or modification of this Article VII by the stockholders shall adversely affect any right of any person otherwise entitled to indemnification by virtue of this Article VII at the time of such repeal or modification.

SECTION 7.05       Insurance.  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article.

SECTION 7.06       Constituent Corporations.  For the purposes of this Article, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as such person would if such person had served the resulting or surviving corporation in the same capacity.”

CERTIFICATE OF CORPORATE SECRETARY

The undersigned, being the duly elected Corporate Secretary of Willis Lease Finance Corporation, a Delaware corporation, hereby certifies that the Amendment to Bylaws to which this Certificate is attached was duly adopted by the Board of Directors of said corporation on September 28, 2010.

/s/ Thomas C. Nord
Thomas C. Nord
Corporate Secretary